UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  January 5, 2015

CACHET FINANCIAL SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53925	27-2205650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18671 Lake Drive East

Southwest Tech Center A

Minneapolis, MN 55317

(Address of principal executive offices) (Zip Code)

(952) 698-6980

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2015, Cachet appointed Bruce Whitmore to serve as Cachet’s Chief Information Officer and Executive Vice President.  Mr. Whitmore’s employment with Cachet shall commence according to the terms of an employment offer letter and Executive Employment Agreement effective January 5, 2015 (the “Employment Agreement”). The term of the Employment Agreement is for one year with automatic annual renewals. Under the Employment Agreement, Mr. Whitmore will receive an annualized base salary of $197,550, in accordance with Cachet’s standard payroll practices, and is eligible for performance-based cash bonuses in the discretion of Cachet’s Board of Directors and its compensation committee.  In addition, Mr. Whitmore has been offered Cachet’s standard employee benefits for health, dental and life and disability insurance. As contemplated by the Employment Agreement, on January 5, 2015, Cachet will grant to Mr. Whitmore a stock option for the purchase of up to 175,000 shares at a price of $1.50 per share under Cachet’s current stock incentive plan. A total of 58,333 shares purchasable under the option will vest immediately on January 5, 2015, 58,333 shares will vest on January 5, 2016 and the remaining 58,334 shares will vest on January 5, 2017, so long as Mr. Whitmore remains an employee of Cachet.

Mr. Whitmore, age 52, served as Chief Technology Officer at SkyBridge Americas since June 2013. Prior to working for SkyBridge Americas, Mr. Whitmore served as Head of Information Technology and Executive Consultant for KDV Ltd. from January 2011 to June 2013. From January 2008 to  January 2011, Mr. Whitmore held various IT roles at Carlson Companies.  From 1992 to 1997, Mr. Whitmore held various IT roles within United Health Care Group Corporation.  Mr. Whitmore  earned a Bachelor of Science, Strategic Management of Information Technology from Cardinal Stritch University.

Exhibit No.	Description

10	Employment Agreement with Mr. Whitmore effective as of January 5, 2015 (filed herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CACHET FINANCIAL SOLUTIONS, INC.:

(Registrant)

By: /s/ Darin P. McAreavey

Darin P. McAreavey,  Chief Financial Officer

Dated:  January 7, 2015

EXHIBIT INDEX

Exhibit No.	Description

10	Employment Agreement with Mr. Whitmore effective as of January 5, 2015 (filed herewith).